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                                                                    EXHIBIT 5.1


                                  May 4, 1998



Bay Apartment Communities, Inc.
4340 Stevens Creek Boulevard
Bethesda, Maryland  20817

                              Re:   Registration Statement
                                    on Form S-4
                                    ----------------------

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Bay Apartment Communities, Inc., a Maryland corporation (the "Corporation"), in connection with certain matters relating to the filing of a Registration Statement on Form S-4 (as amended, the "Registration Statement") for the registration of up to 34,892,379 shares of Common Stock, par value $.01 per share (the "Common Stock"), 4,445,000 shares of Series F Preferred Stock, par value $.01 per share (the "Series F Stock"), and 4,300,000 shares of Series G Preferred Stock, par value $.01 per share (the "Series G Stock"), of the Corporation under the Securities Act of 1933, as amended (the "Act"). In this capacity, we have reviewed the Charter of the Corporation as certified by the State Department of Assessments and Taxation of the State of Maryland, the Registration Statement, including the exhibits thereto, the corporate proceedings of the Board of Directors relating to the authorization of the issuance of the Common Stock, the Series F Stock and the Series G Stock and the merger of Avalon Properties, Inc., a Maryland corporation ("Avalon"), with and into the Corporation (the "Merger"), and such certificates and other documents as we deemed necessary or advisable for the purpose of giving the opinion contained herein. The Common Stock, Series F Stock and Series G Stock are collectively referred to in this letter as the "Stock."

     Based on the foregoing, we are of the opinion that, upon approval of the Merger and the matters and transactions contemplated by the Agreement and Plan of Merger dated as of March 9, 1998, by and between the Corporation and Avalon (as amended from time to time, the "Merger Agreement") by the stockholders of the Corporation and Avalon in accordance with the terms and conditions set forth in the Registration Statement, including but not limited to the terms and conditions of the Merger Agreement

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Bay Apartment Communities, Inc.
May 4, 1998
Page 2


attached to the Joint Proxy Statement/Prospectus included in the Registration Statement as Annex A, the filing of Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland that include the amended and restated Charter of the Corporation contemplated by the Registration Statement, and issuance and delivery of the Stock to the stockholders of Avalon pursuant to the Merger, the Stock will be duly authorized validly issued, fully paid and non-assessable.

     The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinion expressed herein are being furnished to you for your benefit and may not be circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus contained therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              Miles & Stockbridge P.C.


                              By: /s/ Glenn C. Campbell
                                  _________________________
                                  Principal